                                                                   EXHIBIT 1.A.5
================================================================================
                                   THE PRUDENTIAL INSURANCE COMPANY OF AMERICA a mutual life insurance company
                                   PRUDENTIAL PLAZA, NEWARK, NEW JERSEY 07102

The PRUDENTIAL [LOGO]

INSURED JOHN DOE                                       XX XXX XXX POLICY NUMBER

AGENCY R-NK 1                                          JAN 1, 1997 CONTRACT DATE


================================================================================
Flexible Premium Variable Life Insurance Policy. Insurance payable only upon death. Cash values reflect premium payments, investment results, and charges. Eligible for annual dividends as stated under Dividends.



We will promptly pay the beneficiary the death benefit described under the Death Benefit provision of this contract if we receive due proof that the Insured died. We make this promise subject to all the provisions of this contract.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE, DEPENDING ON THE PAYMENT OF PREMIUMS, THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS, ANY INTEREST CREDITED TO THE FIXED INVESTMENT OPTIONS, AND THE CHARGES MADE.

THE CASH VALUE MAY INCREASE OR DECREASE DAILY, DEPENDING ON THE PAYMENT OF PREMIUMS, THE INVESTMENT EXPERIENCE OF THE VARIABLE INVESTMENT OPTIONS, ANY INTEREST CREDITED TO THE FIXED INVESTMENT OPTIONS, AND THE CHARGES MADE. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

If there is ever a question about this contract, please see a Prudential representative or contact one of our offices.

RIGHT TO CANCEL CONTRACT. You may return this contract to us within 10 days after you receive it. All you have to do is take the contract or mail it to one of our offices or to the representative who sold it to you. It will be canceled and we will return your money in accordance with applicable law.

               /s/ [SPECIMEN]                     /s/ [SPECIMEN]
                 Secretary                           President



PLEASE READ YOUR POLICY CAREFULLY; it is a legal contract between you and Prudential.

================================================================================

VUL-97-NY

================================================================================

     GUIDE TO CONTENTS

CONTRACT DATA ..............................................................   3
     Insured's Information; Rating Class; Basic Contract Information;
     Notice; Type of Death Benefit; Life Insurance on the Insured; Minimum Initial Premium; Contract Limitations; Other Benefits (if applicable); Adjustments to Premium Payments; Adjustments to the Contract Fund;
     Schedule of Maximum Surrender Charges; Monthly Deductions from the
     Contract Fund for Other Benefits (if applicable); Investment Options;
     The Prudential Variable Appreciable Account; Variable Investment
     Options; Fixed Interest Rate Investment Option; Initial Allocation of Invested Premium Amounts

TABLE OF DEATH BENEFIT GUARANTEE VALUES ....................................   4

TABLE OF MAXIMUM MONTHLY INSURANCE RATES ...................................   4
Per $1000

TABLE OF ATTAINED AGE FACTORS ..............................................   4

DEFINITIONS ................................................................   5

THE CONTRACT ...............................................................   5
     Entire Contract; Contract Modifications; Incontestability

OWNERSHIP ..................................................................   6

DEATH BENEFIT PROVISIONS ...................................................   6
     Death Benefit; Additional Death Benefits; Method of Payment; Suicide Exclusion; Interest on Death Benefit

CHANGE IN BASIC INSURANCE AMOUNT ...........................................   7

CHANGING THE TYPE OF DEATH BENEFIT .........................................   8

BENEFICIARY ................................................................   9

DIVIDENDS ..................................................................   9
     Participation; Dividend Options

PREMIUM PAYMENT ............................................................  10
     Payment of Premiums; Invested Premium Amount; Crediting the
     Initial Premium Payment; Allocations

CONTRACT FUND ..............................................................  10
     Cash Value; Net Cash Value; Coverage Amount

DEFAULT ....................................................................  11
     Excess Contract Debt Default; Cash Value Default; Notice of Default

DEATH BENEFIT GUARANTEE ....................................................  11
     Death Benefit Guarantee; Guarantee Values

REINSTATEMENT ..............................................................  12

SEPARATE ACCOUNT ...........................................................  13
     Separate Account; Variable Investments; Separate Account
     Investments; Change in Investment Policy

FIXED INVESTMENTS ..........................................................  13

                                    Page 2

(VUL-97)-NY

                                                                            Page
TRANSFERS .................................................................   14
     Class One Investments; Class Two Investments; Dollar Cost Averaging

SURRENDER .................................................................   14
     Cash Value Option; Fixed Reduced Paid-up Insurance

WITHDRAWALS ...............................................................   15
     Effect on Contract Fund; Effect on Basic Insurance Amount

LOANS .....................................................................   16
     Loan Value; Contract Debt; Loan Requirements; Interest Charge;
     Preferred Loan; Maximum Preferred Loan Amount; Effect on Contract Fund; Deferral

GENERAL PROVISIONS ........................................................   17
     Annual Report; Payment of Death Claim; Currency; Misstatement of Age or Sex; Assignment; Change in Plan; Factors Subject to Change;
     Applicable Tax Law

BASIS OF COMPUTATION ......................................................   18
     Mortality Basis and Interest Rate; Minimum Legal Values

SETTLEMENT OPTIONS ........................................................   19
     Options Described; Interest Rate

SETTLEMENT OPTIONS TABLES .................................................   20

     A copy of the application and any riders or endorsements can be found at the end of the contract.


                                    Page 2A

(VUL-97)-NY

                                 CONTRACT DATA
INSURED

   JOHN DOE    Male,      Issue Age 35

================================================================================

RATING CLASS

     Select Standard

================================================================================

BASIC CONTRACT INFORMATION

     Policy Number      xx xxx xx
     Contract Date      January 1, 1997
     Premium Period     Life
     Beneficiary        Mary Doe, wife

================================================================================

NOTICE

The contract has no generally applicable guaranteed effective interest rate used to determine contract values. The guaranteed interest rate credited on that portion of the contract fund placed in the fixed interest rate investment option is 4% a year. Excess interest credited on the fixed interest rate investment option is not guaranteed and we have the right to change the interest rate from time to time, but not less than the fixed interest rate investment option's guaranteed interest rate.

Dividends are not guaranteed. We have the right to determine the amount of dividends, if any, to be credited to the contract. This may result in total cash values different from those illustrated.

================================================================================

TYPE OF DEATH BENEFIT (see Death Benefit Provisions)

     Type B

================================================================================

LIFE INSURANCE ON THE INSURED (as of the Contract Date)

     Basic Insurance Amount                                         $50,000.00

================================================================================

MINIMUM INITIAL PREMIUM

     The minimum initial premium due on the Contract Date is $68.13.

================================================================================

                      CONTRACT DATA CONTINUED ON NEXT PAGE



Page 3(97)(NY)

                                                           POLICY NO. XX XXX XXX


                             CONTRACT DATA CONTINUED

CONTRACT LIMITATIONS

The minimum premium we will accept is $25.00.

The minimum basic insurance amount is $50,000.00.
The minimum increase in basic insurance amount is $10,000.00.
The minimum decrease in basic insurance amount is $10,000.00.

The minimum amount you may withdraw is $500.00.
The minimum amount you may borrow is $200.00.

The Surrender Charge Threshold is $50,000.00

================================================================================

ADJUSTMENTS TO PREMIUM PAYMENTS

From each premium paid we will:

Subtract an administrative charge of up to 7.5% of the premium (s) paid.

Subtract a charge for sales expenses at a rate of up to 4% of the premium(s) paid.

The remainder of the premium is the invested premium amount.

================================================================================

ADJUSTMENTS TO THE CONTRACT FUND

On the Contract Date the contract fund is equal to the invested premium amount credited on that date, minus any of the charges described below which may be due on that date.

                      CONTRACT DATA CONTINUED ON NEXT PAGE


Page 3A(97)(NY)

                                                           POLICY NO. XX XXX XXX

                             CONTRACT DATA CONTINUED

On each day after the contract date, we will adjust the contract fund by:

adding any invested premium amounts.

adding any increase due to investment results of the variable investment options.

adding guaranteed interest at an effective annual rate of 4% (0.01074598% a day) on that portion of the contract fund that is not in a variable investment option.

adding any excess interest on that portion of the contract fund that is in a fixed interest rate investment option.

subtracting any decrease due to investment results of the variable investment options.

subtracting a charge against the variable investment options at an effective annual rate of not more than 0.90% (.00245475% a day) for mortality and expense risks that we assume.

subtracting any withdrawals.

subtracting an administrative charge of up to $25.00 for any withdrawals.

subtracting an administrative charge of up to $25.00 for any change in basic insurance amount.

subtracting an administrative charge of up to $25.00 for each transfer between investment options exceeding twelve in any contract year.

subtracting any surrender charges that may result from a withdrawal, surrender, or reduction in the basic insurance amount.

And on each monthly date, we will adjust the contract fund by:

subtracting a charge for the cost of insurance of up to the maximum monthly rate (see Table of Maximum Monthly Insurance Rates) multiplied by the coverage amount divided by $1000.00. The coverage amount is equal to the death benefit (See Death Benefit) minus the value of the contract fund.

                      CONTRACT DATA CONTINUED ON NEXT PAGE


Page 3B (97)

                                                           POLICY NO. XX XXX XXX

                             CONTRACT DATA CONTINUED

subtracting a charge for administrative expenses of up to $10.00 plus $0.07 per $1000.00 of the basic insurance amount within the first contract year.

subtracting a charge for administrative expenses of up to $10.00 plus $0.01 per $1000.00 of the basic insurance amount after the first contract year.

subtracting a charge of up to $0.01 per $1000.00 of the basic insurance amount to guarantee the minimum death benefit.

================================================================================

SCHEDULE OF MAXIMUM SURRENDER CHARGES

For a full surrender at the beginning of the contract year indicated, the maximum charge we will deduct from the contract fund is shown below. For a full surrender at other times, the surrender charge will reflect the completed contract months that have passed since the last anniversary.


       For a Surrender Occurring
          At the Start of                       The Maximum Surrender
           Contract Year                                Charge is
       -------------------------------------------------------------------------
                1                                      $446.82
                2                                      $446.82
                3                                      $446.82
                4                                      $446.82
                5                                      $446.82

                6                                      $446.82
                7                                      $446.82
                8                                      $335.12
                9                                      $223.41
                10                                     $111.71

                11 and later                             $0.00
       -------------------------------------------------------------------------

We may also deduct a surrender charge when you change the basic insurance amount or the type of death benefit, and when you make a withdrawal. (See Change In Basic Insurance Amount, Changing The Type Of Death Benefit, and Withdrawals.)

================================================================================
                      CONTRACT DATA CONTINUED ON NEXT PAGE


Page 3C (97)

                                                           POLICY NO. XX XXX XXX

                             CONTRACT DATA CONTINUED

INVESTMENT OPTIONS

THE PRUDENTIAL VARIABLE APPRECIABLE ACCOUNT

This account is registered with the SEC under the Investment Company Act of 1940. Each investment option of this account invests in a specific portfolio of The Prudential Series Fund, Inc., and such other funds as we may specify from time to time. The Prudential Series Fund, Inc. and other funds identified below are registered with the SEC under the Investment Company Act of 1940 as open-end diversified management investment companies. We show below the available investment options and the funds and fund portfolios they invest in.

These are Class One investments as described under Transfers.

     VARIABLE INVESTMENT OPTIONS

          Money Market
          Diversified Bond
          Conservative Balanced
          Flexible Managed
          High Yield Bond
          Stock Index
          Equity Income
          Equity
          Prudential Jennison
          Global

     FIXED INTEREST RATE INVESTMENT OPTION

          The fixed interest rate investment option is funded by the general account of the company. It is described in the Fixed Investments provision of this contract. This is a Class Two investment as described under Transfers.

================================================================================

INITIAL ALLOCATION OF INVESTED PREMIUM AMOUNTS

Fixed Interest Rate                               40%
Money Market                                      60%

================================================================================
                              END OF CONTRACT DATA


Page 3D (97)(NY)

                                                            POLICY NO. XX XXX XX

                                    TABLE(S)

                     TABLE OF DEATH BENEFIT GUARANTEE VALUESP

These values are used to determine the death benefit guarantee as described under Death Benefit Guarantee. The values on contract anniversaries are shown below. On a date that falls between two anniversaries, the value will fall between the values for those anniversaries considering the time that has passed since the last anniversary.

The Limited Death Benefit Guarantee period is the first 32 contract years.


                               LIMITED                         LIFETIME
CONTRACT                       DEATH BENEFIT                DEATH BENEFIT
ANNIVERSARY                    GUARANTEE VALUE             GUARANTEE VALUE
--------------------------------------------------------------------------------
 Contract Date                        $0                             $0
 1st                             $787.28                      $3,057.08
 2nd                           $1,606.05                      $6,236.44
 3rd                           $2,457.57                      $9,542.98
 4th                           $3,343.15                     $12,981.78
 5th                           $4,264.16                     $16,558.13

 6th                           $5,222.01                     $20,277.54
 7th                           $6,218.17                     $24,145.72
 8th                           $7,254.18                     $28,168.63
 9th                           $8,331.63                     $32,352.46
10th                           $9,452.18                     $36,703.64

11th                          $10,617.55                     $41,228.87
12th                          $11,829.53                     $45,935.10
13th                          $13,089.99                     $50,829.58
14th                          $14,400.87                     $55,919.84
15th                          $15,764.18                     $61,213.71

16th                          $17,182.03                     $66,719.34
17th                          $18,656.59                     $72,445.19
18th                          $20,190.13                     $78,400.08
19th                          $21,785.02                     $84,593.16
20th                          $23,443.70                     $91,033.97

21st                          $25,168.73                     $97,732.41
22nd                          $26,962.76                    $104,698.79
23rd                          $28,828.55                    $111,943.82
24th                          $30,768.97                    $119,478.65
25th                          $32,787.01                    $127,314.88

                        TABLE(S) CONTINUED ON NEXT PAGE

Page 4 (97)

                                                           POLICY NO. XX XXX XXX
                               TABLE(S) CONTINUED

                               LIMITED                         LIFETIME
CONTRACT                       DEATH BENEFIT                DEATH BENEFIT
ANNIVERSARY                    GUARANTEE VALUE             GUARANTEE VALUE
--------------------------------------------------------------------------------
     26th                     $34,885.77                    $135,464.56
     27th                     $37,068.48                    $143,940.22
     28th                     $39,338.50                    $152,754.91
     29th                     $41,699.32                    $161,922.19
     30th                     $44,154.57                    $171,456.16

     31st                     $46,708.03                    $181,371.49
     32nd                     $49,363.63                    $191,683.43
     33rd                                                   $202,407.85
     34th                                                   $213,561.24
     35th                                                   $225,160.77

     36th                                                   $237,224.28
     37th                                                   $249,770.33
     38th                                                   $262,818.22
     39th                                                   $276,388.03
     40th                                                   $290,500.63

     41st                                                   $305,177.74
     42nd                                                   $320,441.93
     43rd                                                   $336,316.69
     44th                                                   $352,826.44
     45th                                                   $369,996.58

     46th                                                   $387,853.52
     47th                                                   $406,424.74
     48th                                                   $425,738.81
     49th                                                   $445,825.44
     50th                                                   $466,715.54

     51st                                                   $488,441.24
     52nd                                                   $511,035.97
     53rd                                                   $534,534.49
     54th                                                   $558,972.95
     55th                                                   $584,388.95

     56th                                                   $610,821.59
     57th                                                   $638,311.53
     58th                                                   $666,901.07
     59th                                                   $696,634.19
     60th                                                   $727,556.64

     61st                                                   $759,715.99
     62nd                                                   $793,161.71
     63rd                                                   $827,945.26
     64th                                                   $864,120.15
     65th                                                   $901,742.04
--------------------------------------------------------------------------------
================================================================================

                         TABLE(S) CONTINUED ON NEXT PAGE

Page 4A (97)

                                                           POLICY NO. XX XXX XXX

                               TABLE(S) CONTINUED

               TABLE OF MAXIMUM MONTHLY INSURANCE RATES PER $1,000

 CONTRACT          MAXIMUM                 CONTRACT                MAXIMUM
 YEAR            MONTHLY RATE               YEAR                 MONTHLY RATE
--------------------------------------------------------------------------------
    1              $0.22667                  26                   $2.01750
    2              $0.24333                  27                   $2.20083
    3              $0.26417                  28                   $2.40750
    4              $0.28750                  29                   $2.63833
    5              $0.31417                  30                   $2.89083

    6              $0.34500                  31                   $3.15833
    7              $0.37833                  32                   $3.43833
    8              $0.41500                  33                   $3.72833
    9              $0.45500                  34                   $4.03250
   10              $0.49917                  35                   $4.36252

   11              $0.54583                  36                   $4.72667
   12              $0.59417                  37                   $5.13583
   13              $0.64667                  38                   $5.59833
   14              $0.70333                  39                   $6.11083
   15              $0.76500                  40                   $6.67250

   16              $0.83333                  41                   $7.27250
   17              $0.91083                  42                   $7.88583
   18              $0.99833                  43                   $8.50167
   19              $1.09750                  44                   $9.12417
   20              $1.20583                  45                   $9.77500

   21              $1.32167                  46                  $10.47583
   22              $1.44417                  47                  $11.24667
   23              $1.57333                  48                  $12.10083
   24              $1.70917                  49                  $13.02417
   25              $1.85500                  50                  $13.98583

                         TABLE(S) CONTINUED ON NEXT PAGE


Page 4B (97)

                                                           POLICY NO. XX XXX XXX

                               TABLE(S) CONTINUED

               TABLE OF MAXIMUM MONTHLY INSURANCE RATES PER $1,000

 CONTRACT          MAXIMUM                 CONTRACT                MAXIMUM
 YEAR            MONTHLY RATE               YEAR                 MONTHLY RATE
--------------------------------------------------------------------------------
51                 $14.95333                 61                   $29.32167
52                 $15.90333                 62                   $35.08250
53                 $16.87833                 63                   $45.08333
54                 $17.89417                 64                   $62.09583
55                 $18.90417                 65                   $83.33333

56                 $19.92333
57                 $20.98333
58                 $22.21250
59                 $23.78917
60                 $25.93917
================================================================================


We may charge less than the maximum monthly rates. At least once every five years, but not more often than once a year, we will consider the need to change the rates we charge. We describe the factors we use to determine such changes under General Provisions.

See the Basis of Computation for a description of the basis we use to compute these rates.

================================================================================
                         TABLE(S) CONTINUED ON NEXT PAGE


Page 4C (97)

                                                           POLICY NO. XX XXX XXX

                               TABLE(S) CONTINUED

                          TABLE OF ATTAINED AGE FACTORS


These factors are used to determine your death benefit as described under Death Benefit Provisions. These factors apply during each contract year starting on the contract anniversary.


        INSURED'S                            INSURED'S
      ATTAINED AGE       FACTORS             ATTAINED AGE       FACTORS
--------------------------------------------------------------------------------
          35              4.07                    60             1.74
          36              3.42                    61             1.70
          37              3.31                    62             1.67
          38              3.21                    63             1.63
          39              3.11                    64             1.60

          40              3.01                    65             1.57
          41              2.92                    66             1.54
          42              2.83                    67             1.51
          43              2.74                    68             1.48
          44              2.66                    69             1.46

          45              2.58                    70             1.43
          46              2.51                    71             1.41
          47              2.44                    72             1.39
          48              2.37                    73             1.36
          49              2.30                    74             1.34

          50              2.24                    75             1.33
          51              2.18                    76             1.31
          52              2.12                    77             1.29
          53              2.07                    78             1.28
          54              2.01                    79             1.26

          55              1.96                    80             1.25
          56              1.91                    81             1.24
          57              1.87                    82             1.22
          58              1.82                    83             1.21
          59              1.78                    84             1.20

                         TABLE(S) CONTINUED ON NEXT PAGE


Page 4D (97)

                                                           POLICY NO. XX XXX XXX

                               TABLE(S) CONTINUED

     INSURED'S                            INSURED'S
     ATTAINED AGE        FACTORS         ATTAINED AGE              FACTORS
--------------------------------------------------------------------------
          85              1.19                 93                   1.12
          86              1.18                 94                   1.11
          87              1.17                 95                   1.10
          88              1.16                 96                   1.08
          89              1.16                 97                   1.07

          90              1.15                 98                   1.06
          91              1.14                 99                   1.05
          92              1.13                 100 and above        1.00
--------------------------------------------------------------------------
================================================================================

                                 END OF TABLE(S)


Page 4E (97)

================================================================================

DEFINITIONS

WE, OUR and US. The Prudential Insurance Company of America (Prudential).

YOU and YOUR. The owner(s) of the contract.

INSURED. The person named as the Insured on the first page. He or she need not be the owner.

SEC. The Securities and Exchange Commission.

ISSUE DATE. The contract date shown on the first page.

ANNIVERSARY or CONTRACT ANNIVERSARY. The same day and month as the contract date in each later year.

CONTRACT YEAR. A year that starts on the contract date or on an anniversary.

MONTHLY DATE. The contract date and the same day as the contract date in each later month.

CONTRACT MONTH. A month that starts on a monthly date.

ATTAINED AGE. The Insured's attained age at any time is the issue age plus the length of time since the contract date. You will find the Insured's issue age near the top of page 3.

================================================================================
THE CONTRACT

ENTIRE CONTRACT

This policy and any attached copy of an application, including an application requesting a change, form the entire contract. We assume that all statements in an application are made to the best of the knowledge and belief of the person(s) who make them; they are deemed to be representations and not warranties. We rely on those statements when we issue the contract and when we change it. We will not use any statement, unless made in an application, to try to void the contract, to contest a change, or to deny a claim.

CONTRACT MODIFICATIONS

Only a Prudential officer with the rank or title of vice president may agree to modify this contract, and then only in writing.

INCONTESTABILITY

Except as we state in the next sentence, we will not contest this contract after it has been in force during the Insured's lifetime for two years from the issue date. The exceptions are: (1) non-payment of enough premium to pay the required charges; and (2) any change in the contract that requires our approval and that would increase our liability. For any such change, we will not contest the change after it has been in effect for two years during the lifetime of the Insured.

                                    Page 5

(VUL-97)-NY

================================================================================
OWNERSHIP

Unless a different owner is named in the application, the owner of the contract is the Insured. If a different owner is named, we will show that owner in an endorsement to the contract. This ownership arrangement will remain in effect unless you ask us to change it.

If you wish to change the ownership of the contract, your request must be in a form that meets our needs. The change will take effect only when we file the request; this will be after you send us the contract, if we require it to issue an endorsement. Then any previous owner's interest will end as of the date of the request, even if the Insured is not living when we file the request.

While the Insured is living, the owner, with no one else's consent, is entitled to any contract benefit and value, and to the exercise of any right and privilege granted by the contract or by us.

================================================================================

DEATH BENEFIT PROVISIONS

We will pay a benefit (described below) to the beneficiary at the Insured's death if this contract is in force at the time of that death; that is, if it has not been surrendered and it is not in default past the grace period.

If the contract is not in default, the amount we will pay will be the death benefit determined as of the date of the Insured's death, increased by any dividend credits and reduced by any contract debt (described under Loans).

If the contract is in default, and the Insured's death occurs in the grace period (described under Default), we will pay the death benefit, increased by any dividend credits and reduced by any contract debt and the amount needed to pay charges through the date of death.

If the Insured's death occurs past the grace period, no death benefit is payable.

DEATH BENEFIT

This contract has either a Type A or Type B death benefit. We show the type of death benefit that applies to this contract under Type of Death Benefit in the contract data pages.

If this contract has a Type A death benefit, the death benefit on any date is equal to the greater of: (1) the basic insurance amount, and (2) the contract fund before deduction of any monthly charges due on that date, multiplied by the attained age factor that applies.

If this contract has a Type B death benefit, the death benefit on any date is equal to the greater of: (1) the basic insurance amount plus the contract fund before deduction of any monthly charges due on that date, and (2) the contract fund before deduction of any monthly charges due on that date, multiplied by the attained age factor that applies.

For the purposes of computing the death benefit, if the contract fund is less than zero we will consider it to be zero. Your basic insurance amount and attained age factors are shown in the contract data pages.

ADDITIONAL DEATH BENEFITS

This contract may provide additional benefits, which may be payable on an Insured's death. If it does, they will be listed on a contract data page, and a form describing the benefit will be included in this contract. Any such benefit will be payable only if the contract is not in default past the grace period at the time of the death.

METHOD OF PAYMENT

You may choose to have any death benefit paid in a single sum or under one of the optional modes of settlement shown in the Settlement Options provision.

                                    Page 6

(VUL-97)-NY

SUICIDE EXCLUSION

If the Insured dies by suicide within two years from the issue date, this contract will end and we will return the premiums paid, less any contract debt, and less any withdrawals.

If the Insured dies by suicide after two years from the issue date but within two years of the effective date of an increase in the basic insurance amount, we will pay, as to the increase in amount, no more than the sum of the premiums paid on and after the effective date of the increase.

INTEREST ON DEATH BENEFIT

Any death benefit described above will be credited with interest from the date of death in accordance with applicable laws.

================================================================================

CHANGE IN BASIC INSURANCE AMOUNT

You may change the basic insurance amount. You may do so subject to our approval and all these conditions and the paragraphs that follow:

1.   You must ask for the change in a form that meets our needs.

2. The amount of an increase or decrease must be at least equal to the minimum increase or decrease in basic insurance amount shown under Contract Limitations in the contract data pages.

3. The basic insurance amount after the decrease must be at least equal to the minimum basic insurance amount shown under Contract Limitations in the contract data pages.

4.   If we ask you to do so, you must send us the contract to be endorsed.

5.   You must prove to us that the Insured is insurable for any increase.

6.   The contract must not be in default.

7. Any request for a change must be made on or after the first contract anniversary.

8. We must not be paying premiums into the contract as a result of the Insured's total disability.

We show under Contract Limitations a Surrender Charge Threshold. If you decrease your basic insurance amount to an amount equal to or greater than this threshold, we will not impose a surrender charge. If you decrease your basic insurance amount below this threshold, we will subtract the new basic insurance amount from the threshold amount. We will then multiply the surrender charge (see Schedule of Maximum Surrender Charges) by the lesser of this difference and the amount of the decrease and divide by the threshold amount. The result is the maximum surrender charge we will deduct from the contract fund as a result of this transaction.

We may decline the change if we determine it would cause the contract to fail to qualify as life insurance under the applicable tax law. A change will take effect only if we approve your request for it at our Home Office and will take effect on the date we approve it. If we approve the change, we will also recompute the contract's charges, values and limitations. A change in the basic insurance amount may also affect the amount of any extra benefits this contract might have. We will send you new contract data pages showing the amount and effective date of the change and the recomputed charges, values and limitations. If the Insured is not living on the effective date, the change will not take effect. We may deduct the administrative charge (shown under Adjustments to the Contract Fund) for the change.

                                    Page 7

(VUL-97)

================================================================================

CHANGING THE TYPE OF DEATH BENEFIT

This contract has either a Type A or Type B death benefit (see Death Benefit). Subject to our approval, you may change the type of death benefit after the first contract year. If you do so, we will adjust the basic insurance amount so that the death benefit immediately after the change will remain the same as the death benefit immediately before the change.

If you are changing from a Type B to a Type A death benefit, we will increase the basic insurance amount by the amount in your contract fund on the date the change takes effect.

If you are changing from a Type A to a Type B death benefit, we will reduce the basic insurance amount by the amount in your contract fund on the date the change takes effect. The basic insurance amount after the decrease must be at least equal to the minimum basic insurance amount, which we show under Contract Limitations in the contract data pages.

We show under Contract Limitations a Surrender Charge Threshold. If we decrease your basic insurance amount to an amount equal to or greater than this threshold, we will not impose a surrender charge. If we decrease your basic insurance amount below this threshold, we will subtract the new basic insurance amount from the threshold amount. We will then multiply the surrender charge (see Schedule of Maximum Surrender Charges) by the lesser of this difference and the amount of the decrease and divide by the threshold amount. The result is the maximum surrender charge we will deduct from the contract fund as a result of this transaction.

A change in the type of death benefit will take effect only if we approve your request at our Home Office. If we approve the change, we will recompute the contract's charges, values and limitations shown in the contract data pages. The change will take effect on the monthly date that coincides with or next follows the date we approve your request. We will send you new contract data pages showing the amount and effective date of the change in basic insurance amount and the recomputed charges, values and limitations.

Your request for a change must be in a form that meets our needs. We may require you to send us this contract before we make the change.

                                    Page 8

(VUL-97)-NY

================================================================================

BENEFICIARY

You may designate or change a beneficiary. Your request must be in a form that meets our needs. The change will take effect only when we file the request at our Home Office; this will be after you send the contract to us to be endorsed, if we ask you for it. Then any previous beneficiary's interest will end as of the date of the request, even if the Insured is not living when we file the request. Any beneficiary's interest is subject to the rights of any assignee we know of.

When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated. To show priority, we may use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class 2, and so on. When we use numbered classes, these statements apply to beneficiaries unless the form states otherwise:

1. One who survives the Insured will have the right to be paid only if no one in a prior class survives the Insured.

2. One who has the right to be paid will be the only one paid if no one else in the same class survives the Insured.

3. Two or more in the same class who have the right to be paid will be paid in equal shares.

4. If none survives the Insured, we will pay in one sum to the Insured's estate.

Before we make a payment, we have the right to decide what proof we need of the identity, age, or other facts about any persons designated as beneficiaries. If beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

================================================================================

DIVIDENDS

PARTICIPATION

This contract will be eligible for a dividend on each contract anniversary if the Insured is living. We will decide each year what part, if any, of our surplus to credit to this contract as a dividend. We do not expect to credit any dividends to this contract.

DIVIDEND OPTIONS

While the contract is in force, you may choose any of the uses we show below for any dividend. You must ask us in a form that meets our needs.

1.   Cash. We will pay it to you in cash.

2.   Increase Contract Fund. We will use it to increase your contract fund.

3. Paid-Up Life Insurance Addition. We will use it at the net single premium rate as of the anniversary to provide a paid-up life insurance addition.

If you have not made another choice by 31 days after the anniversary, we will use any dividend as we state under dividend option 2.

                                    Page 9

(VUL-97)-NY

================================================================================

PREMIUM PAYMENT

PAYMENT OF PREMIUMS

The minimum initial premium shown in the contract data pages is due on or before the contract date. There is no insurance under this contract until that premium is paid. We may require an additional premium if adjustments to premium payments plus any contract fund charges due on or before the payment date exceed the minimum initial premium.

Subject to the limitations below, additional premiums may be paid at any time during the Insured's lifetime as long as the contract is not in default beyond the grace period. Premiums may be paid at one of our offices or to one of our authorized representatives. We will give a signed receipt upon request. The minimum premium we will accept is shown on a contract data page. We have the right to refuse to accept a premium payment that would cause this contract to fail to qualify as life insurance under applicable tax law. We also have the right to refuse to accept any payment that increases the death benefit by more than it increases the contract fund.

INVESTED PREMIUM AMOUNT

The invested premium amount is the portion of each premium you pay that we add to the contract fund. It is equal to the premium paid minus the adjustments to premium payments shown on a contract data page.

CREDITING THE INITIAL PREMIUM PAYMENT

If we receive the first premium payment on or before the contract date, we will credit the invested premium amount to the contract fund on the contract date.

If we receive the first premium payment after the contract date, we will credit the premium amount to the contract fund on the payment date.

ALLOCATIONS

You may allocate all or a part of your invested premium amount to one or more of the investment options listed in the contract data pages. You may choose to allocate nothing to a particular investment option. You may not choose a fractional percentage.

The initial allocation of invested premium amounts is shown on a contract data page. You may change the allocation for future invested premium amounts at any time if the contract is not in default. To change your allocation, simply notify us in a form that meets our needs. The change will take effect on the date we receive your notice; we will send you a confirmation of the transaction.

================================================================================

CONTRACT FUND

When you make your first premium payment, the invested premium amount, less any charges due on or before that day, becomes your contract fund. Amounts are added and subtracted from the contract fund as shown under Adjustments to the Contract Fund in the contract data pages. The amount in your contract fund is used to pay charges under this contract and will determine, in part, whether this contract will remain in force or go into default. The contract fund value is also used to determine your loan and surrender values, the amount you may withdraw, and the death benefit.

CASH VALUE

The cash value at any time is the contract fund less any surrender charge.

NET CASH VALUE

The net cash value at any time is the cash value less any contract debt.

If the contract is in default, the net cash value is zero.

COVERAGE AMOUNT

The coverage amount is used to determine the cost of insurance as described under Adjustments to the Contract Fund. It is equal to the death benefit (see Death Benefit) minus the value of the contract fund.

                                    Page 10

(VUL-97)-NY
                                     II-41

================================================================================

DEFAULT

EXCESS CONTRACT DEBT DEFAULT

If contract debt ever grows to be equal to or more than the cash value, the contract will have excess contract debt and will be in default.

CASH VALUE DEFAULT

On each monthly date, we will determine the cash value. If the cash value is greater than zero and the contract has no excess contract debt, the contract will remain in force until the next monthly date. If the cash value is zero or less, the contract is in default unless it remains in force under the Death Benefit Guarantee.

NOTICE OF DEFAULT

If the contract is in default, we will mail you a notice stating the amount we will need to keep the contract in force. That amount will equal a premium which we estimate will keep the contract in force for three months from the date of default. We grant a 61-day grace period from the date we mail the notice to pay this charge. The contract will remain in force during this period. If that amount is not paid to us by the end of the 61-day grace period, the contract will end and have no value.

================================================================================

DEATH BENEFIT GUARANTEE

DEATH BENEFIT GUARANTEE

On each monthly date while the contract is in force, we will:

1.   Accumulate premium payments at 4% annual interest; and

2.   Accumulate any withdrawal amounts at 4% annual interest.

We then subtract amount 2 from amount 1 and compare the result to the values shown in or derived from the Table of Death Benefit Guarantee Values for such monthly date. If the result is equal to or greater than the appropriate value and the contract has no excess contract debt, the contract will remain in force until the next monthly date. If the result is less than the appropriate value and any of the events described under Default have occurred, the contract is in default as described under Default.

GUARANTEE VALUES

We show the Limited Death Benefit Guarantee Period under the Table of Death Benefit Guarantee Values in the contract data pages. When the monthly date occurs within this period, we use the values shown in or derived from the Limited Death Benefit Guarantee Value column to determine if the contract will remain in force until the next monthly date. When the monthly date occurs after this period, we use the values shown in or derived from the Lifetime Death Benefit Guarantee Value column to determine if the contract will remain in force until the next monthly date.

                                    Page 11

(VUL-97)

================================================================================

REINSTATEMENT

If this contract ends without value, as described under Default, you may reinstate it. The following conditions must be satisfied:

1.   The contract must not have been in default for more than 5 years.

2.   You must prove to us that the Insured is insurable for the contract.

3. You must pay us a charge equal to: (a) an amount, if any, required to bring the cash value to zero on the date the contract went into default, plus (b) the deductions from the contract fund during the grace period following the date of default, plus (c) a premium that we estimate will be sufficient after administrative charges to cover the deductions from the contract fund for three monthly dates starting on the date of reinstatement.

4. Any contract debt (with interest to date at the rate(s) we set for loans as we state under Loans) must be restored or paid back. If that debt with interest would exceed the loan value of the reinstated contract, the excess must be paid to us before reinstatement.

The date of reinstatement will be the beginning of the contract month that coincides with or next follows the date we approve your request. We will deduct all required charges from your payment and put the balance in your contract fund. If we approve the reinstatement, we will credit the contract fund with a refund of that part of any surrender charge deducted at the time of default which would have been charged if the contract were surrendered immediately after reinstatement.

                                    Page 12

(VUL-97)

================================================================================

SEPARATE ACCOUNT

SEPARATE ACCOUNT

The words separate account , when we use them in this contract without qualification, mean any separate account we establish to support variable life insurance contracts like this one. We list the separate accounts available to you in the contract data pages. We may establish additional separate accounts. We will notify you within one year if we do so.

VARIABLE INVESTMENTS

A separate account may offer one or more variable investment options. We list them in the contract data pages. We may establish additional variable investment options. We will notify you within one year if we do so. We may also eliminate existing variable investment options, but only with the consent of the SEC and, where required, of the insurance regulator of our state of domicile and/or where this contract is delivered.

Income and realized and unrealized gains and losses from assets in each variable investment option are credited to, or charged against, that variable investment option. This is without regard to income, gains, or losses in other investment options.

SEPARATE ACCOUNT INVESTMENTS

We may invest the assets of different separate accounts in different ways. But we will do so only with the consent of the SEC and, where required, of the insurance regulator of our state of domicile and/or where this contract is delivered. The process for obtaining consent is on file with the insurance regulator where this contract is delivered.

We will always keep assets in the separate accounts with a total value at least equal to the amount of the variable investment options under contracts like this one. To the extent those assets do not exceed that amount, we use them only to support those contracts; we do not use those assets to support any other business we conduct. We may use any excess over that amount in any way we choose.

We will determine the value of the assets in each separate account and any investment option on each day the New York Stock Exchange is open for business.

CHANGE IN INVESTMENT POLICY

A portfolio of the fund might make a material change in its investment policy. In that case, we will send you a notice of the change. Within 60 days after you receive the notice, or within 60 days after the effective date of the change, if later, you may transfer to the Fixed Account any amounts in the investment option investing in that portfolio.

No material change in investment policy of a portfolio shall be made unless we have filed such change with the insurance regulator where this contract is delivered.

================================================================================

FIXED INVESTMENTS

We list any fixed investment option available to you in the contract data pages. We may establish additional fixed investment options. We will notify you within one year if we do so. You may allocate all or part of your invested premium amount to an available fixed investment option. As stated under Adjustments to the Contract Fund, we credit fixed investment options with guaranteed interest and we may credit them with excess interest.

                                    Page 13

(VUL-97)-NY

================================================================================

TRANSFERS

You have the right to transfer amounts into or out of investment options up to twelve times in each contract year without charge if the contract is not in default, subject to certain restrictions depending on an investment's class. We may charge for additional transfers in any contract year as we state under Adjustments to the Contract Fund. The investment class for each investment is shown under Investment Options in the contract data pages. To make a transfer, you must ask us in a form that meets our needs. Unless otherwise restricted, the transfer will take effect on the date we receive your notice at our Home Office.

CLASS ONE INVESTMENTS

You may transfer amounts into or out of these investments.

CLASS TWO INVESTMENTS

You may transfer amounts into these investments. You may transfer out up to 25% of the amount in these investments once each contract year. Additional transfers out of these investments may be made only with our consent.

DOLLAR COST AVERAGING

You may elect to transfer money periodically from the Money Market Investment Option into other variable investment options. The transfer can be either a fixed dollar amount or a percentage of the amount you designate for this purpose. The transfers may be made monthly, quarterly, semi-annually or annually. It will take effect as of the end of the valuation period on the date coinciding with the period you select. If the New York Stock Exchange is not open on that date, or if that date does not occur in a particular month, the transfer will take effect as of the end of the valuation period which immediately follows that date. This feature will end when (1) $50 or less remains of the amount you designated or (2) you ask us to cancel.


================================================================================

SURRENDER

You may surrender this contract for its net cash value or for a fixed reduced paid-up insurance benefit. To do so, you must ask us in a form that meets our needs. We may require you to send us the contract.

CASH VALUE OPTION

We will usually pay any net cash value within seven days after we receive your request and the contract at our Home Office. But we have the right to postpone paying you the part of the net cash value that is to come from any variable investment option (provided by a separate account registered under the Investment Company Act of 1940) if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remainder for up to six months. If we do so for more than ten days, we will pay interest at the rate that then applies to Option 3 (Interest Payment) of the Settlement Options provision.

FIXED REDUCED PAID-UP INSURANCE

THIS WILL BE PAID-UP LIFE INSURANCE ON THE INSURED'S LIFE. WE WILL PAY THE amount of this insurance when the Insured dies. There will be cash values and loan values. The loan interest rate will be 5%.

The amount of this insurance will be what is provided when we use the net cash value at the net single premium rate. This rate depends on the Insured's issue age and sex and on the length of time since the contract date.

                                    Page 14

(VUL-97)-NY

================================================================================

WITHDRAWALS

You may make withdrawals from the contract subject to all these conditions and the paragraph that follows:

1.   You must ask for the withdrawal in a form that meets our needs.

2. The net cash value after withdrawal may not be less than or equal to zero after deducting any charges associated with the withdrawal.

3. You may not withdraw less than the minimum amount shown under Contract Limitations.

4. The basic insurance amount after withdrawals must be at least equal to the minimum basic insurance amount shown under Contract Limitations.

Any amount withdrawn may not be repaid except as a premium subject to charges.

EFFECT ON CONTRACT FUND

We will reduce your contract fund on the date we approve your request by the withdrawal amount and any charges listed under Adjustments to the Contract Fund. Unless you request otherwise and we agree, we will take any withdrawal proportionately from all investment options that apply to the contract.

We may charge an administrative fee as stated under Adjustments to the Contract Fund.

EFFECT ON BASIC INSURANCE AMOUNT

If you have a Type B death benefit, withdrawals will not affect the basic insurance amount.

If you have a Type A death benefit and the withdrawal would cause the coverage amount (see Contract Fund) to increase, we will reduce the basic insurance amount and, consequently, your death benefit to offset this increase. The reduction in the basic insurance amount will never be more than the withdrawal amount. If we reduce the basic insurance amount, we will recompute the contract's charges, values and limitations. We will send you new contract data pages showing these changes.

We show under Contract Limitations a Surrender Charge Threshold. If we decrease your basic insurance amount to an amount equal to or greater than this threshold, we will not impose a surrender charge. If we decrease your basic insurance amount below this threshold, we will subtract the new basic insurance amount from the threshold amount. We will then multiply the surrender charge (see Schedule of Maximum Surrender Charges) by the lesser of this difference and the amount of the decrease and divide by the threshold amount. The result is the maximum surrender charge we will deduct from the contract fund as a result of this transaction.

We will usually pay any withdrawal amount within seven days after we receive your request and the contract (if we require it) at our Home Office. But we have the right to postpone paying you the part of the net cash value that is to come from any variable investment option provided by a separate account registered under the Investment Company Act of 1940 if: (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remainder for up to six months. If we do so for more than ten days, we will pay interest at the rate of 3% a year.

                                    Page 15

(VUL-97)-NY

================================================================================

LOANS

Subject to the minimum loan requirement and the requirements of this provision, you may at any time borrow any amount up to the current loan value less any existing contract debt.

LOAN VALUE

If the contract is not in default, the loan value at any time is equal to the sum of (a) 90% of the portion of the cash value attributable to the variable investment options, and (b) the balance of the cash value.

If the contract is in default, it has no loan value.

CONTRACT DEBT

Contract debt at any time means the loan on the contract at that time, plus the interest we have charged that is not yet due and that we have not yet added to the loan.

LOAN REQUIREMENTS

For us to approve a loan, the following requirements must be met: you must assign this contract to us as sole security for the loan; the Insured must be living; and the resulting contract debt must not be more than the loan value.

If there is already contract debt when you borrow from us, we will add the new amount you borrow to that debt.

INTEREST CHARGE

We will charge interest daily on any loan. Interest is due on each contract anniversary, or when the loan is paid back, whichever comes first. If interest is not paid when due, it becomes part of the loan. Then we start to charge interest on it, too. Except as stated below, we charge interest at an effective annual rate of 5%.

PREFERRED LOAN

Unless you ask us otherwise, on or after the 10th contract anniversary, a portion of the amount you may borrow will be considered a Preferred Loan up to an amount equal to the maximum preferred loan amount described below. Preferred Loans are charged interest at an effective annual rate of 4 1/2%.

MAXIMUM PREFERRED LOAN AMOUNT

The maximum preferred loan amount available starting on the 10th contract anniversary is (A) minus (B), where (A) is the total amount you may borrow, and
(B) is the total premiums paid less total withdrawals, if any. If (B) is less than zero, we will consider it to be zero.

EFFECT ON CONTRACT FUND

When you take a loan, the amount of the loan continues to be a part of the contract fund and is credited with interest at an effective rate of 4% a year.

We will reduce the portion of the contract fund allocated to the investment options by the amount you borrow, and by loan interest that becomes part of the loan if it is not paid when due.

We will take any loan proportionately from all investment options that apply to the contract unless you ask us otherwise and we agree.

On each monthly date, if there is a contract loan outstanding, we will increase the portion of the contract fund in the investment options by interest credits accrued on the loan since the last monthly date. When you repay all or part of a loan, we will increase the portion of the contract fund in the investment options and decrease the portion on which we credit the guaranteed interest rate of 4% a year by the amount of loan you repay using your investment allocation for future premium payments on file as of the loan payment date, plus interest credits accrued on the loan since the last transaction date. We will not increase the portion of the contract fund allocated to the investment options by loan interest that is paid before we make it part of the loan. We reserve the right to change the manner in which we allocate loan repayments. If we make such a change, we will do so for all contracts like this one. We will send you notice of any change.

For the possible effect of excess contract debt and/or failure to repay loans, see Default on page 11.

                                    Page 16

(VUL-97)-NY

DEFERRAL

We will usually pay any loan within seven days after we receive your request and the contract at our Home Office. But we have the right to postpone paying you the part of the net cash value that is to come from any variable investment option (provided by a separate account registered under Investment Company Act of 1940) if: (1) the New york Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying you the remainder for up to six months. If we do so for more than ten days, we will pay interest at the rate that then applies to Option 3 (Interest Payment) of the Settlement Options provision.

================================================================================

GENERAL PROVISIONS

ANNUAL REPORT

Once each contract year we will send you a report. It will show: the current death benefit; the amount of the contract fund in each investment option; the cash surrender value; any contract debt and the interest rate we are charging; premiums paid, investment results, charges deducted, and withdrawals taken since the last report. The report may also show any other data that may be required where this contract is delivered.

PAYMENT OF DEATH CLAIM

If we settle this contract in one sum as a death claim we will usually pay the proceeds within seven days after we receive at our Home Office proof of the Insured's death and any other information we need to pay the claim. But we have the right to postpone paying the part of the proceeds that is to come from a variable investment option provided by a separate account registered under the Investment Company Act of 1940 if: (1) the New York Stock Exchange is closed; or
(2) the SEC requires that trading be restricted or declares an emergency. We have the right to postpone paying the remainder for up to six months.

CURRENCY

Any money we pay, or that is paid to us, must be in United States currency. Any amount we owe will be payable at our Corporate Office.

MISSTATEMENT OF AGE OR SEX

If the Insured's stated age or sex or both are not correct, we will change each benefit and any amount to be paid to what the most recent deductions from the contract fund would have provided at the Insured's correct age and sex.

ASSIGNMENT

We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Home Office. We are not obliged to see that an assignment is valid or sufficient. This contract may not be assigned to any employee benefit plan or program without our consent. This contract may not be assigned if such assignment would violate any federal, state, or local law or regulation prohibiting sex distinct rates for insurance.

CHANGE IN PLAN

You may be able to have this contract changed to another plan of life insurance. Any change may be made only if we consent, and will be subject to conditions and charges that are then determined.

FACTORS SUBJECT TO CHANGE

Charges deducted from premium payments and the contract fund may change from time to time, subject to the maximums shown in the contract data pages. In deciding whether to change any of these charges, we will periodically consider factors such as mortality, persistency, expenses, taxes and interest and/or investment experience to see if a change in our assumptions is needed. Administrative charges attributable to premiums will be set at one rate for all contracts like this one. Changes in other factors will be by class. All changes will be determined only prospectively; that is, we will not recoup prior losses or distribute prior gains by means of these changes. The procedure for computing rates is on file with the Department of Insurance.

APPLICABLE TAX LAW

This contract has been designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended. We reserve the right, however, to decline any change we determine would cause this contract to fail to qualify as life insurance under the applicable tax law. This includes changing the basic insurance amount, withdrawals, and changing the type of death benefit. We also have the right to change this contract, to require additional premium payments, or to make distributions from this contract to the extent necessary to continue to qualify this contract as life insurance.

                                    Page 17

(VUL-97)-NY

================================================================================

BASIS OF COMPUTATION

MORTALITY BASIS AND INTEREST RATE

(A)  We compute maximum monthly insurance rates using:

1.   the Commissioners 1980 Standard Ordinary Mortality Table;

2. the issue age, sex, smoker and non-smoker status, and rating class of the Insured and the length of time since the contract date;

3.   age last birthday; and

4.   an effective interest rate of 4% a year.

(B) We compute all net single premiums and values for fixed reduced paid-up insurance using:

1.   the Commissioners 1980 Standard Ordinary Mortality Table;

2. the Insured's issue age, sex, smoker and non-smoker status and the length of time since the contract date;

3.   continuous functions based on age last birthday; and

4.   an effective interest rate of 4% a year.

MINIMUM LEGAL VALUES

The cash surrender values provided by this contract are at least as large as those set by law where it is delivered. Where required, we have given the insurance regulator a detailed statement of how we compute values and benefits.

                                    Page 18

(VUL-97)-NY

================================================================================

SETTLEMENT OPTIONS

OPTIONS DESCRIBED

You may choose to have the proceeds (that is, any death benefit or any amount payable upon surrender of the contract) paid in a single sum or under one of the optional modes of settlement described below.

If the person who is to receive the proceeds of this contract wishes to take advantage of one of these optional modes, we will furnish, on request, details of the options we describe below or any others we may have available at the time the proceeds become payable.

OPTION 1 (INSTALMENTS FOR A FIXED PERIOD)

We will make equal payments for up to 25 years. The Option 1 Table shows the minimum amounts we will pay.

OPTION 2 (LIFE INCOME)

We will make equal monthly payments for as long as the person on whose life the settlement is based lives, with payments certain for 120 months or until the sum of the payments equals the amount put under this option. The Option 2 Table shows the minimum amounts we will pay. But, we must have proof of the date of birth of the person on whose life the settlement is based. The settlement will share in our surplus to the extent and in the way we decide.

OPTION 3 (INTEREST PAYMENT)

We will hold an amount at interest. We will pay the interest annually, semi-annually, quarterly, or monthly.

OPTION 4 (INSTALMENTS OF A FIXED AMOUNT)

We will make equal annual, semi-annual, quarterly, or monthly payments for as long as the available proceeds provide.

OPTION 5 (NON-PARTICIPATING INCOME)

We will make payments like those of any annuity we then regularly issue that:
(1) is based on United States currency; (2) is bought by a single sum; (3) does not provide for dividends; and (4) does not normally provide for deferral of the first payment. Each payment will be at least equal to what we would pay under that kind of annuity with its first payment due on its contract date. If a life income is chosen, we must have proof of the date of birth of any person on whose life the option is based. Option 5 cannot be chosen more than 30 days before the due date of the first payment.

INTEREST RATE

Payments under Options 1 and 4 will be calculated assuming an effective interest rate of at least 3 % a year. Under Option 3 it will be at an effective rate of at least 3% a year.

                                    Page 19

(VUL-97)

                           SETTLEMENT OPTIONS TABLES

               OPTION 1 TABLE
--------------------------------------------
MINIMUM AMOUNT OF MONTHLY PAYMENT FOR
EACH $1,000. THE FIRST PAYABLE IMMEDIATELY.
--------------------------------------------
      Number                  Monthly
     of Years                 Payment
--------------------------------------------

        1                      $84.65
        2                       43.05
        3                       29.19
        4                       22.27
        5                       18.12

        6                       15.35
        7                       13.38
        8                       11.90
        9                       10.75
        10                       9.83

        11                       9.09
        12                       8.46
        13                       7.94
        14                       7.49
        15                       7.10

        16                       6.76
        17                       6.47
        18                       6.20
        19                       5.97
        20                       5.75

        21                       5.56
        22                       5.39
        23                       5.24
        24                       5.09
        25                       4.96

--------------------------------------------

Multiply the monthly amount by 2.989 for
quarterly, 5.982 for semi-annual or 11.804
for annual.
--------------------------------------------




                                OPTION 2 TABLE
--------------------------------------------------------------------------------
MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000. THE FIRST PAYABLE IMMEDIATELY
--------------------------------------------------------------------------------
                KIND OF LIFE INCOME                      KIND OF LIFE INCOME
                -------------------                      -------------------
  AGE         10-Year      Instalment       AGE        10-Year       Instalment
 LAST         Certain       Refund          LAST       Certain        Refund
BIRTHDAY    Male  Female   Male  Female    BIRTHDAY  Male  Female   Male  Female
--------------------------------------------------------------------------------
   10      $3.18  $3.11   $3.17  $3.10        45     $4.06 $3.82   $3.99  $3.78
and under
   11       3.19   3.12    3.18   3.11        46      4.12  3.86    4.03   3.81
   12       3.20   3.13    3.19   3.12        47      4.17  3.90    4.08   3.85
   13       3.21   3.14    3.20   3.13        48      4.23  3.94    4.13   3.90
   14       3.22   3.15    3.21   3.14        49      4.28  3.99    4.18   3.94

   15       3.24   3.16    3.23   3.15        50      4.35  4.04    4.24   3.98
   16       3.25   3.17    3.24   3.16        51      4.41  4.09    4.29   4.03
   17       3.27   3.19    3.25   3.18        52      4.48  4.15    4.35   4.08
   18       3.28   3.20    3.27   3.19        53      4.55  4.21    4.41   4.13
   19       3.30   3.21    3.28   3.20        54      4.62  4.27    4.48   4.19

   20       3.31   3.22    3.30   3.21        55      4.70  4.33    4.55   4.24
   21       3.33   3.24    3.32   3.23        56      4.78  4.40    4.62   4.30
   22       3.35   3.25    3.33   3.24        57      4.86  4.47    4.69   4.37
   23       3.36   3.26    3.35   3.25        58      4.95  4.54    4.77   4.43
   24       3.38   3.28    3.37   3.27        59      5.05  4.62    4.86   4.50

   25       3.40   3.30    3.39   3.29        60      5.15  4.71    4.94   4.58
   26       3.42   3.31    3.41   3.30        61      5.25  4.79    5.03   4.66
   27       3.45   3.33    3.43   3.32        62      5.36  4.89    5.13   4.74
   28       3.47   3.35    3.45   3.34        63      5.48  4.98    5.23   4.82
   29       3.49   3.37    3.47   3.35        64      5.60  5.09    5.34   4.92

   30       3.52   3.39    3.49   3.37        65      5.73  5.20    5.45   5.01
   31       3.54   3.41    3.52   3.39        66      5.87  5.31    5.57   5.11
   32       3.57   3.43    3.54   3.41        67      6.01  5.43    5.70   5.22
   33       3.60   3.45    3.57   3.44        68      6.15  5.56    5.83   5.34
   34       3.63   3.47    3.60   3.46        69      6.30  5.70    5.97   5.46




   35       3.66   3.50    3.63   3.48        70      6.46  5.84    6.11   5.58
   36       3.69   3.52    3.66   3.50        71      6.62  5.99    6.27   5.72
   37       3.72   3.55    3.69   3.53        72      6.79  6.15    6.43   5.86
   38       3.76   3.58    3.72   3.56        73      6.96  6.31    6.60   6.01
   39       3.80   3.61    3.75   3.58        74      7.13  6.49    6.78   6.18

   40       3.84   3.64    3.79   3.61        75      7.30  6.67    6.97   6.35
   41       3.88   3.67    3.82   3.64        76      7.48  6.85    7.17   6.53
   42       3.92   3.70    3.86   3.67        77      7.66  7.04    7.38   6.72
   43       3.97   3.74    3.90   3.71        78      7.83  7.24    7.60   6.93
   44       4.01   3.78    3.94   3.74        79      8.00  7.44    7.83   7.15

                                              80      8.17  7.64    8.07   7.38
                                           and over
--------------------------------------------------------------------------------

                                    Page 20

(VUL-97)

(VUL-97)                          II-52

Flexible Premium Variable Life Insurance Policy. Insurance payable only upon death. Cash values reflect premium payments, investment results, and charges.

                                    Page 22

VUL-97 NY                           II-53